Exhibit 99.1

FOR IMMEDIATE RELEASE

RICH UNCLES REAL ESTATE INVESTMENT TRUST I

TO EVALUATE STRATEGIC ALTERNATIVES

January 14, 2019, Costa Mesa, CA. Rich Uncles Real Estate Investment Trust I (the “Company”) announced today that its Board of Trust Managers has engaged Cushman & Wakefield (“Cushman”) as its real estate financial advisor to evaluate strategic alternatives which will include marketing its entire real estate properties portfolio (the “Portfolio”) for disposition by sale, merger or other transaction structure. The Company reported total investments in real estate properties of $140 million as of September 30, 2018 in its Quarterly Report on Form 10-Q filed with the SEC on November 13, 2018. Earlier today, the Company announced that its Net Asset Value (“NAV”) per share as of December 31, 2018 is $10.57 compared with its prior NAV per share of $10.66.

The Company believes that now is an opportune time to explore a disposition of the Portfolio. If an acceptable acquiror and price are identified, any Portfolio sale or other transaction would initially be subject to approval of the Company’s Board, including a majority of its independent Board members who are serving as the Special Committee of the Board in connection with the Portfolio marketing and negotiation of a potential transaction. If the Special Committee and the Board approve a sale or other disposition of the Company or its Portfolio, it will then be subject to the approval of shareholders owning a majority of the Company’s outstanding common stock, which the Board would seek to obtain at a meeting of shareholders. Depending on the results of the Portfolio marketing process, the Company believes a shareholders’ meeting to approve a Portfolio transaction could occur as early as the second calendar quarter of 2019. There can be no assurance that the Company’s marketing efforts will result in a disposition of the Portfolio on the timing set forth herein or at all.

The Company’s Portfolio includes 21 properties, with four office properties representing 34% of the Portfolio’s net operating income, 11 retail properties representing 33% of the Portfolio’s net operating income and six industrial properties representing 33% of the Portfolio’s net operating income. The Company’s Portfolio is concentrated in California, with 18 properties generating approximately 90% of its net operating income. The Company also has two retail properties in Texas and one retail property in Georgia. Investment grade tenants represent 70% of the Portfolio’s net operating income.

Cushman is a global commercial real estate company with 400 offices in 70 countries employing 48,000 people and 28 offices in California. Aaron Halfacre, the Company’s CEO, commented “We selected Cushman due to their deep local knowledge of the Company’s real estate properties, top-flight team of professionals, and experience in marketing real estate portfolios and providing strategic advice to commercial real estate companies. We believe they have the expertise required to assist the Company in assessing its Portfolio and maximizing value for our shareholders.”

In connection with the strategic alternatives review, one (1) of the independent members of the Company’s Board has resigned and the three (3) remaining independent Board members, who are also independent directors of RW Holdings NNN REIT, Inc. (“NNN”) have resigned from the NNN Board effective upon appointment of their successors. As a result of these resignations, there will no longer be an overlap of independent board members of the Company and NNN.

Finally, the Company announced that it has suspended the redemptions of common stock under its Share Repurchase Program during the strategic alternatives review process.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include any statements in this press release that are not historical or current facts and include, but are not limited to, statements relating to the Company’s strategic alternatives review process. These forward-looking statements represent management’s current expectations and assumptions based on information available as of the date of this report and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those that are expressed or implied by the forward-looking statements, including but not limited to: the risks and uncertainties set forth above in this press release; disruptions in the financial markets and uncertain economic conditions affecting the Company or its tenants or the geographies or industries in which the Company’s properties are concentrated; and other risks and uncertainties as described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in other periodic reports and filings submitted to the Securities and Exchange Commission. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, unless required by law to do so.

Contact:

Jennifer Barber

Chief of Staff

(949)537-2421

jbarber@richuncles.com